                                                                   EXHIBIT 10.19

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement")
dated as of October 3, 2006 ("Commencement Date") between MELVYN KNIGIN, residing at _______________________________________ ("Executive") and MOVIE
STAR, INC., a New York corporation having its principal office at 1115 Broadway,
New York, New York 10010 ("Company").

            WHEREAS, the Company and Executive entered into an agreement dated as of July 1, 2002 governing the terms and conditions of Executive's employment by the Company for a term ending on June 30, 2007 ("Prior Agreement"); and

            WHEREAS, the Company and Executive have agreed to modify the Prior
Agreement in certain respects, including to extend the term of the Prior
Agreement and to add other and additional terms governing the terms and conditions of Executive's continued employment by the Company.

            IT IS AGREED:

1.    Employment, Duties and Acceptance.

      1.1   The Prior Agreement is hereby superseded in its entirety and shall be replaced by all of the terms, conditions and agreements set forth in this
Agreement. The Company hereby employs Executive as its President and Chief
Executive Officer ("CEO") from the Commencement Date until June 30, 2009
("Initial Term") and as its Senior Vice President of Global Wal-Mart Corporate
Sales ("SVP of Wal-Mart Sales") from July 1, 2009 until June 30, 2011
("Additional Term" and together with the Initial Term, the "Term").
Notwithstanding the foregoing, if the average annual Wal-Mart Net Sales (as defined in paragraph 3.3(b)) for the Company's three fiscal years ending June
30, 2007, 2008 and 2009 are less than $15 million ("Wal-Mart Threshold"), then the Company, at its option, may offer Executive an alternative position with the
Company with compensation terms differing from the terms set forth in this
Agreement. If Executive does not accept the Company's offer for an alternative position, then the Company shall continue to employ Executive as its SVP of
Wal-Mart Sales during the Additional Term at the same level of compensation and benefits set forth in this Agreement in respect of the Additional Term. During the Initial Term, all of Executive's powers and authority shall be subject to the direction and control of the Company's Board of Directors and Executive shall report directly to the Board of Directors of the Company. During the
Additional Term, all of Executive's powers and authority shall be subject to the direction and control of the Company's Board of Directors and the then Chairman and/or CEO of the Company and Executive shall report directly to the then
Chairman and/or CEO of the Company.

      1.2   The Board, during the Initial Term, and the Board and the then
Chairman and/or CEO of the Company during the Additional Term, may assign to
Executive such general management and supervisory responsibilities and executive duties for the Company or any

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subsidiary of the Company, including serving as a director, as are consistent with Executive's status as President and CEO during the Initial Term and as SVP of Wal-Mart Sales (or alternative position, if applicable) during the Additional
Term. The Company and Executive acknowledge that Executive's primary functions and duties (i) as President and CEO shall be to manage and supervise the overall operations of the Company's business and (ii) as SVP of Wal-Mart Sales shall be to manage and be responsible for the Company's business relationship with
Wal-Mart; provided, however, that while serving as SVP of Wal-Mart Sales, the then Chairman and/or CEO of the Company shall have the discretion to review and approve or disapprove recommendations made by Executive as to the Company's staffing needs in connection with the Company's business relationship with
Wal-Mart, including, but not limited to, which employees shall be assigned to work with Executive, provided that (i) Executive shall be entitled to a level of such staffing not less than the level that exists as of the Commencement Date and (ii) the approval of the then Chairman and/or CEO of the Company for any such staffing recommendations by Executive shall not unreasonably be withheld.
During the Term, Executive also agrees to assist in the transitioning of his duties and responsibilities to the successor to Executive's position as the
Company's President and CEO. Notwithstanding the foregoing, Executive's title and duties during the Initial Term may be modified only if the Company acquires another entity, another entity acquires the Company or the Company merges with and into another entity in a transaction which results in at least 35% of the issued and outstanding shares of capital stock of the combined entity being owned by the shareholders of the other entity ("Significant Acquisition"), provided that (i) at no time during the Initial Term shall Executive's title and duties be inconsistent in any way with those associated with the President and
CEO of the subsidiary or division of the Company that continues to be engaged in the designing, manufacturing (through independent contractors) and importing, and wholesaling women's intimate apparel (i.e., President and CEO of the Movie
Star division) and (ii) at no time during the Term shall Executive report directly to an individual other than the Chairman and/or CEO of the Company as it exists post-Significant Acquisition and/or the Board of Directors.

      1.3   Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder during the Initial Term and, except as provided in paragraph
3.8, to devote such business time, energies and attention as is necessary and appropriate to perform Executive's duties hereunder during the Additional Term, but in no event shall such time be less than three days per week. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they do not interfere with the performance of Executive's duties hereunder or violate the provisions of paragraph 5.1(f) hereof.

      1.4   During the Term, Executive shall be nominated for election as a
Director of the Company and he shall also be nominated for election as a
Director of any entity of which the Company becomes a wholly-owned subsidiary
("Parent") in the event of a Significant Acquisition.

2.    Term and Termination.

      2.1   Term. The Term will commence on the Commencement Date and shall continue until June 30, 2011, unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company

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after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an "at will" basis and the provisions of paragraphs 2.6 and 2.7 shall no longer be in effect.

      2.2   Termination Due to Death. If Executive dies during the Term, this
Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive's estate (i) the Initial Term Base Salary or the Additional Term Base Salary, as the case may be, due Executive pursuant to paragraph 3.1 hereof through the date of Executive's death, (ii) if death occurs between July 1 and December 31, one-half of the Initial Term Bonus or the
Additional Term Bonus, as the case may be, calculated in accordance with paragraph 3.3 for the year in which Executive dies, and the entire amount of the
Initial Term Bonus or the Additional Term Bonus, as the case may be, if death occurs between January 1 and June 30, (iii) all earned and previously approved but unpaid Bonuses, (iv) all valid expense reimbursements through the date of the termination of this Agreement, and (v) all accrued but unused vacation pay.
With respect to any Initial Term Bonus payments pursuant to the provisions of subdivision (ii) of this paragraph 2.2, it is expressly agreed that the amount of any insurance proceeds payable to the Company on the life of Executive shall be excluded from the calculation of the Company's pretax income for the fiscal year of the Company in which Executive's death occurs.

      2.3   Termination Due to Disability. The Company, by written notice to
Executive, may terminate this Agreement if Executive shall fail because of illness or incapacity to render, for one hundred and eighty (180) consecutive calendar days in any consecutive twelve calendar month period, services of the character contemplated by this Agreement ("Disability"). Notwithstanding such termination, the Company shall pay to Executive (i) the Initial Term Base Salary or the Additional Term Base Salary, as the case may be, due Executive pursuant to paragraph 3.1 hereof through the date of such notice, less any amount
Executive receives for such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program, (ii) if the
Disability commences between July 1 and December 31, one-half of the Initial
Term Bonus or the Additional Term Bonus, as the case may be, calculated in accordance with paragraph 3.3 for the year in which the Disability commenced, and the entire amount of the Initial Term Bonus or the Additional Term Bonus, as
the case may be, if the Disability commences between January 1 and June 30,
(iii) all earned and previously approved but unpaid Bonuses, (iv) all valid expense reimbursements through the date of the termination of this Agreement, and (v) all accrued but unused vacation pay. Notwithstanding the fact that the
Executive has not attained the age of 64 at the time of a termination in accordance with this paragraph 2.3, the Executive shall also be entitled to participate in the Company's Senior Executive Medical Plan as provided in paragraph 3.4 hereof.

      2.4   Termination By Company for "Cause". The Company, by written notice to Executive, may terminate this Agreement for "Cause." As used herein, "Cause"
shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to (i) during the Initial Term, carry out specific directions of the Board which are of a material nature and consistent with his then current status with the Company (i.e., as President and CEO if no
Significant Acquisition has occurred during the Initial Term or, if a
Significant Acquisition has occurred, his then modified status with the Company)
and (ii) during the Additional Term, carry out specific directions of the Board or the then Chairman and/or CEO of the Company which are of a material nature and consistent with his status as SVP of Wal-Mart Sales (or alternative

                                        3

position, if applicable); (b) the commission by Executive of a substantial and material breach of any of the provisions of this Agreement; (c) the engagement by Executive in an action of fraud or dishonesty in his relations with the
Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates
("dishonesty" for these purposes shall mean Executive knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no "Cause"
for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;"
provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice from the Company. Upon such termination, the Company shall have no further obligations to the Executive hereunder, except the Company shall pay to
Executive his Initial Term Base Salary or Additional Term Base Salary, as the
case may be, through the date of termination, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

      2.5   Resignation as Director Upon Termination. If Executive's employment hereunder is terminated for any reason, then Executive shall, without further action, be deemed to have resigned as a director of the Company and all of its subsidiaries, and the Parent, if applicable, effective upon the occurrence of such termination.

      2.6   Termination By Employee for "Good Reason."

            (a)   The Executive, by written notice to the Company, may terminate this Agreement if a "Good Reason" exists. For purposes of this Agreement, "Good
Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (i) a substantial and material adverse change in the nature of Executive's title, duties or responsibilities, or reporting relationship with the Company inconsistent with paragraphs 1.1 or
1.2 above; (ii) Executive is not nominated to serve as a director of the Company or Parent, if applicable; (iii) Executive is not elected to serve as a director of the Company or is removed from service as a director of the Company, other than in connection with a termination of his employment; (iv) a substantial and material breach of this Agreement by the Company; (v) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (vi) the relocation of
Executive's principal place of employment more than fifty (50) miles from its current location; or (vii) a material and adverse change in the compensation or benefits described in paragraph 3 of this Agreement with which Executive disagrees. Notwithstanding the foregoing, if the Executive holds the position of
SVP of Wal-Mart Sales during the Additional Term despite the circumstance that the Wal-Mart Threshold was not achieved, "Good Reason" shall not be deemed to exist as a consequence of such diminished or diminishing sales to Wal-Mart by the Company.

            (b)   Notwithstanding the foregoing, Good Reason shall not be deemed to exist with respect to:

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                  (i)   the Company's acts described in clauses (i), (ii),
            (iii), (iv), (v), (vi) or (vii) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (i), (ii), (iii), (iv), (v), (vi) or (vii)
            above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive.

                  (ii)  the Company's acts described in clause (i) if such
            actions are taken by the Company in connection with a Significant
            Acquisition consistent with the provisions set forth in the last sentence of paragraph 1.2 above.

                  (iii) any adverse change in the Executive's duties or
            responsibilities with the Company that represents a demotion from his duties or responsibilities as in effect immediately prior to such change in the event Executive is unable because of illness or incapacity to render, for sixty (60) consecutive calendar days in any consecutive twelve calendar month period, services of the character contemplated by this Agreement and the Company shall, in good faith, determine to engage the services of a senior management employee with significant experience in the apparel industry to assume the duties and responsibilities (but not the title) as chief executive officer of the Company; provided however, if the Company fails to reinstate the prior duties and responsibilities of the
            Executive promptly after a determination by a physician of
            Executive's choice who is reasonably acceptable to the Company that
            Executive is able to resume such duties and responsibilities,
            Executive shall have "Good Reason" for purposes of this Agreement.

      2.7   Payment Upon Termination by the Company Without Cause, by Executive
for "Good Reason".

            (a)   In the event that Executive terminates this Agreement for
Good Reason, pursuant to the provisions of paragraph 2.6, or the Company terminates this Agreement for a reason other than death or "Disability" as defined in paragraph 2.3 or other than with "Cause," as defined in paragraph
2.4, the Company shall pay and/or provide to Executive (or in the case of his death following any such termination for Good Reason or without "Cause", the legal representative of Executive's estate or such other person or persons as
Executive shall have designated by written notice to the Company), (i) the
Initial Term Base Salary or Additional Term Base Salary, as the case may be, due
Executive pursuant to paragraph 3.1 hereof that would have been paid to
Executive during the Severance Period (as hereinafter defined) if no termination had occurred, (ii) the Initial Term Bonus or Additional Term Bonus, as the case may be, that would have been paid to Employee during the Severance Period pursuant to paragraph 3.3 hereof if no termination had occurred (provided, however, the amount of incentive compensation payable in accordance with paragraph 3.3 for any fiscal year shall be deemed to be the amount of the incentive compensation which was payable to the Executive for the fiscal year prior to the fiscal year in which this Agreement is terminated), (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (iv) all valid expense

                                        5

reimbursements; (v) all accrued but unused vacation pay and (vi) continued
vesting of (x) the Option (as defined in paragraph 3.9) as set forth in the
Stock Option Agreement and (y) the Stock Grant (as defined in paragraph 3.10) as set forth in the Restricted Stock Agreement. For purposes of this Agreement, the
"Severance Period" shall mean the period commencing on the date of termination and ending on the date the Initial Term would have otherwise expired or, if the date of termination occurs during the Additional Term, the date the Additional
Term would have otherwise expired. Notwithstanding the fact that the Executive has not attained the age of 64 at the time of a termination for Good Reason or without "Cause", the Executive shall also be entitled to participate in the
Company's Senior Executive Medical Plan as provided in paragraph 3.4 hereof;
provided, however, that if Executive is covered under a similar program by reason of employment elsewhere, such other coverage shall be primary and the coverage under the Company's Senior Executive Medical Plan shall be secondary.
In order to, and to the extent necessary to, comply with Internal Revenue Code
Section 409A ("Section 409A"), all cash amounts due under this paragraph 2.7 shall be payable to Executive in a lump-sum cash payment on the six-month anniversary of the date of Executive's termination of employment.

            (b)   Payments to the Executive pursuant to this paragraph 2.7 shall not be subject to mitigation, and shall not be reduced by compensation received by Executive from other employers or entities.

      2.8   The provisions of this paragraph 2 shall survive the termination of this Agreement for any reason.

3.    Compensation and Benefits.

      3.1   Salary.

            (a)   During the Initial Term, the Company shall pay to Executive a base annual salary of $575,000 ("Initial Term Base Salary") as follows:

                  (i)   For the period from the Commencement Date through June
30, 2007, the sum of $87,500 shall be payable on January 2, 2007 and the balance
(less all amounts paid to Executive from July 1, 2006 through the date of this
Agreement (including $87,500 paid to Executive on or about July 1, 2006)) shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures;

                  (ii)  For the period July 1, 2007 through June 30, 2008, the sum of $87,500 shall be payable on each of July 1, 2007 and January 2, 2008, and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures; and

                  (iii) For the period July 1, 2008 through June 30, 2009, the sum of $87,500 shall be payable on each of July 1, 2008 and January 2, 2009, and the balance of $400,000 shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures.

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            (b)   During the Additional Term, the Company shall pay to Executive a base annual salary of $280,000 ("Additional Term Base Salary"), which shall be paid in equal periodic installments in accordance with the Company's normal payroll procedures.

      3.2   Except as otherwise set forth in paragraph 3.1, Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

      3.3   Bonus.

            (a)   Initial Term Bonus. In addition to the Initial Term Base
Salary, for each of the fiscal years ending June 30, 2007, 2008 and 2009,
Executive shall be paid a bonus ("Initial Term Bonus") in accordance with the terms of the Company's senior executive incentive compensation pool as adopted by the Compensation Committee of the Board of Directors in September 1998 ("1998
Incentive Plan"), in an amount equal to 3.0% of the Company's net income before taxes and before calculation of all bonuses under the 1998 Incentive Plan for such fiscal year ("Net Income") in excess of $1,200,000 and up to $3,200,000, and equal to 3.75% of Net Income in excess of $3,200,000 ("Initial Term Bonus
Calculation"). Any amounts due under this paragraph 3.3(a) shall be payable to the Executive within 90 days of the end of the applicable fiscal year in a cash lump-sum payment. Notwithstanding the foregoing, in the event of a Significant
Acquisition, the Initial Term Bonus Calculation shall be (i) based on the Net
Income of only that portion of the Company's operations that are comparable to the Company's operations immediately prior to a Significant Acquisition and (ii)
calculated in a manner so as not to be diminished by the expenses that the
Company records for accounting purposes as transaction expenses associated with a Significant Acquisition in accordance with Generally Accepted Accounting
Principles. By way of example, and not of limitation, the operations of the
Company as of the date of this Agreement are designing, manufacturing (through independent contractors) and importing, and wholesaling women's intimate apparel.

            (b)   Additional Term Bonus. For each of the fiscal years ending
June 30, 2010 and 2011 (each, a "Bonus Period"), Executive shall be paid a bonus
("Additional Term Bonus") equal to the excess of (i) 1.5% ("Bonus Percentage")
of Wal-Mart Net Sales (as defined) during the applicable Bonus Period over (ii)
the Additional Term Base Salary. Notwithstanding the foregoing, the Bonus
Percentage shall be increased or decreased for each Bonus Period in which the
Company's gross margin for Wal-Mart Net Sales during a Bonus Period exceeded or was less than the blended average gross margin for Wal-Mart Net Sales for the three fiscal years ending June 30, 2007, 2008 and 2009 ("Benchmark Period"). For
purposes of this agreement, "Wal-Mart Net Sales" shall mean actual sales by the
Company to Wal-Mart, net of discounts, returns, charge backs, allowances, and any and all customer deductions.

                  (i)   The actual amount of the Additional Term Bonus shall be
determined by (A) calculating the excess or deficiency in gross margin for
Wal-Mart Net Sales between the Bonus Period and the Benchmark Period as a percentage, (B) increasing or decreasing the Bonus Percentage by such percentage
("Adjusted Bonus Percentage"), (C) multiplying the Adjusted Bonus Percentage by
Wal-Mart Net Sales during the Bonus Period ("Achieved Results") and (D)
subtracting the Additional Term Base Salary from the Achieved Results. For example, if the Benchmark Period gross margin is 30% and the Bonus Period gross margin is 33%, then there has been a 10% increase in gross margin. Accordingly, the Bonus

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Percentage of 1.5% would increase by 10% to 1.65%. Similarly, if the Benchmark
Period gross margin is 30% and the Bonus Period gross margin is 27%, then there has been a 10% decrease in gross margin. Accordingly, the Bonus Percentage of
1.5% would decrease by 10% to 1.35%.

                  (ii)  Any amounts due under this paragraph 3.3(b) shall be payable to Executive within 30 days of the end of the applicable Bonus Period in a cash lump-sum payment.

      3.4   Benefits. The Company shall, at its own cost and expense and for the duration of the Term, maintain (i) a policy of life insurance on the life of the
Executive which will provide a death benefit to the Executive's beneficiary in the amount of $1,500,000 and which will be owned by Executive (the "Executive's
Insurance Policy"); (ii) a policy of disability insurance which will provide a non-taxable benefit of at least $10,000 per month payable to Executive and which will be owned by Executive; provided, however, that Executive hereby acknowledges that the cost of premiums for such disability insurance policy will be considered taxable income for Executive in the year paid by the Company and will be reported by the Company to the Internal Revenue Service as taxable income; and (iii) such group medical insurance covering Executive and
Executive's dependent family members and such other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions. Provided that Executive is still employed by the Company on the date he attains age 64 and Executive thereafter retires from such employment, Executive shall be entitled to participate in the
Company's Retired Senior Executive Medical Plan in accordance with all of the terms and conditions thereof and contained in the letter from David M. Hogan to
Thomas Rende dated August 2, 1999 (a copy of which is annexed hereto as EXHIBIT
A), except that no further approval of the Compensation Committee of the Board of Directors shall be necessary for such participation. Executive agrees to fully cooperate with the Company in obtaining and maintaining the Executive's
Insurance Policy, any additional death benefits thereunder and any other policies of insurance on the life of the Executive obtained or maintained by the
Company.

      3.5   Vacation. Executive shall be entitled to four weeks of paid vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons for the duration of the Term.

      3.6   Automobile. For the duration of the Term, the Company shall provide
Executive with a suitable leased automobile and shall pay for all other costs associated with the use of the vehicle, including insurance costs, parking, repairs and maintenance; provided that the Company shall not be required to expend more than $1,200 per month during the Term for the cost of leasing such automobile; and provided further that at the end of the term of any such lease,
Executive shall have the right, at his sole cost and expense, to purchase the vehicle in accordance with the terms of the lease applicable to any such purchase. The costs associated with Executive's automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

      3.7   Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

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      3.8   Travel. Executive acknowledges that he will be obligated to render services hereunder wherever such services are reasonably required by the
Company, which may necessitate substantial travel by Executive. Notwithstanding the foregoing, during the Additional Term, Executive shall not be required to travel overseas more than four times per year, with each overseas trip to be for no more than a two-week period per trip, unless Executive agrees otherwise.

      3.9   Options.

            (a)   As additional compensation for Executive entering into this
Agreement and agreeing to be bound by its terms and for the services to be rendered by Executive hereunder, the Company hereby grants to Executive a ten-year non-qualified option ("Option") to purchase 500,000 shares of the
Company's common stock, $.01 par value ("Common Stock") under the Company's
Amended and Restated 1988 Stock Option Plan ("Plan").

            (b)   The Option shall be evidenced by a Stock Option Agreement, dated the date of this Agreement ("Grant Date"), in the form attached hereto as
EXHIBIT B. The Option shall have an exercise price equal to the greater of (x)
the Fair Market Value (as defined in the Plan) of a share of the Common Stock on the Grant Date and (y) $1.00. Except as otherwise provided in the Stock Option
Agreement, 125,000 shares will vest on each of (i) the Grant Date, (ii) the six-month anniversary of the Grant Date, (iii) the first anniversary of the
Grant Date and (iv) the second anniversary of the Grant Date. The Option shall expire on the day immediately preceding the tenth anniversary of the Grant Date.

      3.10  Stock Grant. On each of July 1, 2007 and July 1, 2008, provided that
Executive is employed by the Company on each such date (except as otherwise set forth above in paragraph 2.7), the Board of Directors of the Company will award
Executive a restricted stock grant equal to the number of shares of Common Stock determined by dividing $25,000 by the last sale price of a share of Common Stock on each such date or, if on such date the financial markets are closed, the immediately preceding day upon which the financial markets were open ("Stock
Grant"). All of such shares of Common Stock associated with the Stock Grant shall vest on June 30, 2009, provided that Executive has remained in the continuous employ of the Company until June 30, 2009 (except as otherwise set forth above in paragraph 2.7), to be evidenced by a Restricted Stock Agreement in the form annexed hereto as EXHIBIT C.

4.    Executive Indemnity.

      4.1   In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses
(including, without limitation, fines, excise taxes and reasonable attorneys'
fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively,
"Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the
Company or Executive's service as an officer and/or director of the Company;
provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he

                                        9

reasonably believed to be in and not opposed to the Company's best interests).
Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a
"conflict of interest" in representing both the Company and Executive. The
Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the
Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors'
and officers' liability insurance policy. The provisions of this paragraph 4.1 shall survive the termination of this Agreement for any reason.

5.    Protection of Confidential Information; Non-Competition.

      5.1   Executive acknowledges that:

            (a)   As a result of his current employment with, and prior
retention as an employee of, the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this paragraph 5 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources of supply ("Confidential Information").

            (b)   The Company will suffer substantial damage which will be
difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

            (c)   The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

            (d)   Executive agrees that he will not at any time, either during the Term or thereafter, divulge to any person or entity any Confidential
Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process.
If Executive shall be required to make

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disclosure pursuant to the provisions of clause (iv) of the preceding sentence,
Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the
Company's expense, Executive shall to the extent practicable: (x) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and
(y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

            (e)   Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof)
relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that
Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the
Company.

            (f)   While Executive is employed by the Company and, in the event that Executive terminates his own employment other than for Good Reason prior to the expiration of the Term or is terminated by the Company for Cause prior to the expiration of the Term, for an additional period equal to two (2) years following the date of termination, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company
("Competitive Business"); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company as of the date, or within the twelve months prior to the date, of Executive's termination of employment; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of the
Company's customers or other persons with whom the Company has a contractual relationship as of the date, or within the twelve months prior to the date, of
Executive's termination of employment. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a
Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business.

            (g)   If Executive commits a breach, or threatens to commit a
breach, of any of the provisions of paragraphs 5.1(d) or 5.1(f), the Company shall have the right and remedy:

                  (i)   to seek to have the provisions of this Agreement
                        specifically enforced by any court having equity
                        jurisdiction, it being acknowledged and agreed by
                        Executive that the services being rendered hereunder to
                        the Company are of a special, unique and extraordinary
                        character and that any such breach or threatened breach
                        will cause irreparable injury to the Company and that

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                        money damages will not provide an adequate remedy to the
                        Company; and

                  (ii)  require Executive to account for and pay over to the
                        Company all monetary damages suffered by the Company as
                        the result of any transactions constituting a breach of
                        any of the provisions of paragraphs 5.1(d) or 5.1(f),
                        and Executive hereby agrees to account for and pay over
                        such damages to the Company.

      5.2   Each of the rights and remedies enumerated in this paragraph 5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

      5.3   In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

      5.4   If Executive shall violate any covenant contained in paragraph
5.1(f), the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

      5.5   If any provision of paragraphs 5.1(d) or 5.1(f) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

      5.6   The provisions of this paragraph 5 shall survive the termination of this Agreement for any reason.

6.    Intentionally Omitted.

7.    Miscellaneous Provisions.

      7.1   Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this paragraph 7.1:

                        If to Executive:

                        Mr. Melvyn Knigin

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                        With a copy to:

                        Kasowitz, Benson, Torres & Friedman LLP
                        1633 Broadway
                        New York, New York 10019
                        Attn: Brian S. Kaplan, Esq.
                        Fax No.: (212) 506-1800

                        If to the Company:

                        Movie Star, Inc.
                        1115 Broadway
                        New York, New York 10010
                        Attn: Chairman of the Compensation
                        Committee of the Board of Directors

                        With a copy to:

                        Graubard Miller
                        The Chrysler Building
                        405 Lexington Avenue
                        New York, New York 10174
                        Attn: Peter M. Ziemba, Esq.
                        Fax No.: (212) 818-8881

All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

      7.2   Entire Agreement; Waiver. This Agreement, the Stock Option Agreement
and the Restricted Stock Agreement executed simultaneously herewith set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements.
No provisions of this Agreement, the Stock Option Agreement or the Restricted
Stock Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

      7.3   Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

      7.4   Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This
Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

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      7.5   Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this
Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

      7.6   Section 409A. This Agreement is intended to comply with the provisions of Section 409A. To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

      7.7   Change in Fiscal Year. As of the date of this Agreement, the fiscal year end of the Company for financial reporting purposes is June 30. If the
Company's fiscal year end changes, as a result of a Significant Acquisition or otherwise, then all references in this Agreement to the Company's fiscal years ending on June 30 in 2007 or subsequent years (including, but not limited to, paragraphs 1.1 and 3.3) shall be deemed to refer to the Company's actual fiscal years ending in 2007 or subsequent years.

      7.8   Signatures. The parties hereby signify their agreement to the above terms by their signatures below. The signatories below represent that they are authorized to execute this Agreement on behalf of their respective parties and that any and all necessary approvals (e.g., Compensation Committee) have been obtained by the Company to effectuate the foregoing terms.

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       /s/ Melvyn Knigin
                                       -----------------------------------------
                                        MELVYN KNIGIN

                                        MOVIE STAR, INC.

                                        By:/s/ Saul Pomerantz
                                           --------------------------------
                                               Saul Pomerantz
                                               Executive Vice President

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